SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-16(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             ESKIMO PIE CORPORATION
                (Name of Registrant as Specified In Its Charter)


   .........................................................................
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
    0-11.

         (1) Title of each class of securities to which transaction applies:

                  ............................................................

         (2)      Aggregate number of securities to which transaction applies:

                  ............................................................

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee was calculated and state how it was determined):

                  ............................................................

         (4)      Proposed maximum aggregate value of transaction:

                  ............................................................

         (5)      Total fee paid:

                  ............................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
             .......................................
         (2) Form, Schedule or Registration Statement No.:
             ........................................
         (3) Filing Party:
             .........................................
         (4) Date Filed:
             ............................................

                         [ESKIMO PIE CORPORATION LOGO]

                                 March 27, 1997





Dear Shareholder:

                  You are cordially invited to attend the annual meeting of shareholders to be held on Wednesday, May 7, 1997, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. As you will see from the notice, you will be asked to elect six directors to serve until the next annual meeting and to ratify the designation of auditors for 1997. In addition to the formal agenda, we expect to report on the Company's business activities and to answer any questions you might have.

                  We would appreciate your voting, signing, dating and promptly returning the enclosed proxy in the enclosed postage-paid envelope. By doing so, you will be sure that your shares will be represented and voted at the meeting. If you attend the meeting, you may revoke your proxy and vote in person.

                  We look forward to seeing you if you are able to attend. Whether or not you attend, we hope you will enjoy our products and recommend them to your friends.

                                         Sincerely,


                                     /s/ ARNOLD H. DREYFUSS
                                         ------------------
                                         ARNOLD H. DREYFUSS
                                         Chairman of the Board and
                                         Chief Executive Officer

                             ESKIMO PIE CORPORATION
                             ______________________



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             _______________________



                       TO BE HELD WEDNESDAY, MAY 7, 1997


                  The Annual Meeting of Shareholders of Eskimo Pie Corporation (the "Company") will be held on May 7, 1997, at 10:00 a.m. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, Virginia for the following purposes:

        1. To elect six directors to serve until the 1998 Annual Meeting of Shareholders.

        2. To ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.


                  The Board of Directors has fixed the close of business on March 14, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

                                  By Order of the Board of Directors


                              /s/ THOMAS M. MISHOE, JR.
                                  ---------------------
                                  Thomas M. Mishoe, Jr.
                                  Vice President,
                                  Secretary & Treasurer


March 27, 1997


Please complete and return the enclosed proxy. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.


              901 Moorefield Park Drive, Richmond, Virginia 23236

                             ESKIMO PIE CORPORATION

                           901 Moorefield Park Drive
                            Richmond, Virginia 23236

                          ----------------------------

                                PROXY STATEMENT
                          ----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1997

GENERAL

               The enclosed proxy is solicited by the Board of Directors of Eskimo Pie Corporation (the "Company") for the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held Wednesday, May 7, 1997, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders or any adjournment or adjournments thereof. Shareholders may revoke proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Annual Meeting and requesting to vote in person.

               The Company will pay all costs for this proxy solicitation. Proxies are being solicited by mail and may also be solicited personally by telephone or telegraph, by directors, officers and employees of the Company. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of the Company's Common Stock.

               The approximate mailing date of this Proxy Statement ("Proxy Statement") and the accompanying proxy is April 7, 1997.

VOTING RIGHTS

               Only those shareholders of record at the close of business on March 14, 1997 are entitled to notice of and to vote at the annual meeting or any adjournments thereof. The number of shares of the Company's Common Stock outstanding and entitled to vote as of the record date was 3,457,573. A majority of the shares outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business.

               With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast will be elected directors; therefore, votes withheld will have no effect. Generally, in other matters including the ratification of auditors, an affirmative vote of a majority of the shares present and entitled to vote is required for passage. Abstentions and broker non-votes (shares held by brokers for customers which may not be voted on certain matters because the broker has not received specific instructions from the customer) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. With respect to such other matters, abstentions are counted in the tabulation of the votes cast on such other proposals presented to shareholders, and therefore, abstentions in such other matters have the effect of a vote against such matters; whereas, broker non-votes are not counted for purposes of determining whether a proposal has been approved and therefore have no effect.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth, as of February 14, 1997 (and as of March 10, 1997 with respect to Ms. McBee), the number and percentage of shares of the Company's Common Stock held by persons known to the Company to be the owners of more than five percent of the Company's issued and outstanding Common Stock, each of the Company's directors and executive officers named in the Summary Compensation Table, and all of the Company's directors and executive officers as a group:



                                                                AMOUNT AND NATURE OF                              PERCENT OF
                                                                BENEFICIAL OWNERSHIP                             COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                             OF COMMON STOCK(1)                               OUTSTANDING
------------------------------------                            --------------------                             ------------
Heartland Advisors, Inc.                                             444,000                                        12.9%
   Milwaukee, Wisconsin

Gabelli Funds, Inc. (1)                                              283,500                                         8.2%
   Rye, New York

Matrix Asset Advisors, Inc.                                          270,050                                         7.8%
   New York, New York

Ryback Management Corporation                                        245,000                                         7.1%
   St. Louis, Missouri

Brinson Partners, Inc.                                               229,100                                         6.6%
   Chicago, Illinois

J. P. Morgan & Co. Inc.                                              195,800                                         5.7%
   New York, New York

David V. Clark                                                       11,359                                            *
   Richmond, Virginia

Terrence D. Daniels                                                   1,900   (2)                                      *
   Charlottesville, Virginia

Arnold H. Dreyfuss                                                    9,900   (2)(3)                                   *
   Richmond, Virginia

William M. Fariss, Jr.                                               13,617   (2)(4)                                   *
   Richmond, Virginia

Wilson H. Flohr, Jr.                                                  7,100   (2)(5)                                   *
   Richmond, Virginia

Neal D. Glaeser                                                      12,168   (3)                                      *
   Richmond, Virginia

Carl D. Hornbeak                                                     26,709   (3)(6)                                   *
   Richmond, Virginia

                                      -2-


                                                                AMOUNT AND NATURE OF                              PERCENT OF
                                                                BENEFICIAL OWNERSHIP                             COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                             OF COMMON STOCK(1)                               OUTSTANDING
------------------------------------                            --------------------                             ------------
F. Claiborne Johnston, Jr.                                           1,800   (2)(7)                                    *
   Richmond, Virginia

Judith B. McBee                                                      1,100                                             *
   Richmond, Virginia

Thomas M. Mishoe, Jr.                                                5,000   (3)                                       *
   Richmond, Virginia

All Directors and Executive Officers
as a Group  (12 persons)                                             96,679   (2)(3)                                 2.8%

----------------------------------------

* Beneficial ownership does not exceed one percent of the outstanding shares of Common Stock.

(1) Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown. The beneficial ownership shown for the six institutional shareholders is based upon the most recent filings received by the Company for such shareholders pursuant to Section 13(d) or (g) of the Securities Exchange Act of 1934. Each of these filings certifies that the acquisition of the shares reported thereon was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Company. The Schedule 13D for Gabelli Funds, Inc. which is filed by Gabelli Funds, Inc., GAMCO Investors, Inc., Gabelli & Company, Inc. and Mario J. Gabelli states that Mr. Gabelli directly or indirectly controls, or acts as Chief Investment Officer for the various entities who are reported to beneficially own the Company's Common Stock disclosed in the preceding table.

(2) Includes shares subject to presently exercisable stock options and shares of restricted stock automatically granted to Non-Employee directors under the 1996 Incentive Stock Plan, as more fully described under "Compensation of Directors."

(3) Includes shares subject to presently exercisable stock options as more fully described in the table "Fiscal Year-End Option Values" on page 8, and/or shares of restricted stock as reflected in the Summary Compensation Table on page 6.

(4) Includes 149 shares held as custodian and 7,700 shares subject to presently exercisable stock options granted under the 1992 Incentive Stock Plan.

(5) Includes 1,500 shares held by Mr. Flohr's wife; 2,000 shares held by Mr. Flohr's wife as trustee; and 200 shares held as custodian.

(6)      Includes 7 shares held as custodian.

(7) Includes 400 shares held by or for the benefit of a family member living in Mr. Johnston's household, as to which shares Mr. Johnston disclaims beneficial ownership.

ELECTION OF DIRECTORS

            The six persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as directors until the 1998 Annual Meeting, or until their successors have been duly elected and have qualified. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, any of the persons named below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors of the Company may designate.



                                              DIRECTOR                       PRINCIPAL OCCUPATION DURING PAST FIVE YEARS;
  NAME (AGE)                                   SINCE                           DIRECTORSHIP IN OTHER PUBLIC COMPANIES
  ----------                                  --------                         --------------------------------------

Terrence D. Daniels (54)                       1992               Founder  (1990)  and  principal   shareholder  of  Quad  C,
                                                                  Inc.,  a  private  investment firm in  Charlottesville,  Virginia;
                                                                  formerly Vice Chairman and Director of W.R.  Grace & Co.,
                                                                  a diversified  multi-national  company;  director of DSG
                                                                  International,  Ltd.;  IGI, Inc.; Stimsonite Corp. and a number of private companies.


Arnold H. Dreyfuss (68)                        1992               Effective  September  19,  1996, Chairman  of  the  Board
                                                                  and  Chief  Executive  Officer of the  Company.  Also,  a 50%
                                                                  owner  of  Jupiter  Ocean  and  Racquet  Club of  Jupiter,
                                                                  Florida; formerly (1982 until 1991) Chairman of the Board
                                                                  and Chief Executive  Officer of Hamilton  Beach/Proctor-Silex,
                                                                  Inc.,  a small  appliance  manufacturer  headquartered  in
                                                                  Richmond, Virginia; director of Mentor Growth Trust, Inc. and Old
                                                                  America Stores.

William M. Fariss, Jr. (71)                    1970               Retired;  formerly  Vice  President  and  Treasurer  of the
                                                                  Company  from  1978-1993  and Secretary from 1992-1993.

Wilson H. Flohr, Jr. (50)                      1992               Executive Vice President and General  Manager of
                                                                  Paramount's  Kings  Dominion,  a regional family theme park in Doswell, Virginia.

F. Claiborne Johnston, Jr. (54)                1992               Attorney-at-Law, Partner in the law firm of Mays &
                                                                  Valentine, L.L.P., Richmond, Virginia.

Judith B. McBee (49)                           1996               Senior  Vice   President,   Marketing,   Hamilton
                                                                  Beach/Proctor-Silex,   Inc.,  a  small appliance  manufacturer
                                                                  headquartered  in  Richmond,  Virginia,  since  January  1, 1997;
                                                                  previously  Executive  Vice  President,   Marketing  (June  1994
                                                                  to  December  1996)  and Executive  Vice  President,
                                                                  Sales/Marketing   (January  1990  to  June  1994),  Hamilton
                                                                  Beach/Proctor-Silex, Inc.

THE COMPANY BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

            The Board of Directors held seven meetings during the fiscal year ended December 31, 1996. All directors attended at least 75% of all meetings of the Board and committees on which they served.

            The Board has standing Executive, Compensation and Audit Committees. The Executive Committee has a wide range of powers, but its primary duty is to act if necessary between scheduled Board meetings. For such purpose, the Executive Committee possesses all the powers of the Board in management of the business and affairs of the Company except as otherwise limited by Virginia law. During the fiscal year ended December 31, 1996, the Executive Committee took action once by unanimous written consent. Members of the Executive Committee are Messrs. Dreyfuss (Chairman) and Flohr and Ms. McBee.

            The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation for the Company's executive officers and stock ownership. During the fiscal year ended December 31, 1996, the Compensation Committee met two times. Members of the Compensation Committee are Messrs. Flohr (Chairman) and Daniels and Ms. McBee.

            The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee met two times during the fiscal year ended December 31, 1996. Members of the Audit Committee are Messrs. Fariss (Chairman), Daniels and Johnston.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            Members of the Compensation Committee are Messrs. Flohr (Chairman) and Daniels and Ms. McBee. No current member of the Compensation Committee is or has been an employee of the Company or has any relationship to the Company that is required to be disclosed pursuant to regulations of the Securities and Exchange Commission. Furthermore, none of the Company's executive officers serves on the board of directors of any company of which a Compensation Committee member is an employee.

            Prior to his appointment as Chief Executive Officer of the Company on September 19, 1996, Mr. Dreyfuss was a member of the Compensation Committee. Mays & Valentine, L.L.P., a law firm of which F. Claiborne Johnston, Jr., a current director and nominee for Director of the Company, is a partner, was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide such services to the Company and its subsidiaries during the current fiscal year. The amounts paid by the Company were based upon an agreed-upon fee arrangement for services rendered, which the Company believes to be consistent with fees charged for similar services by other comparable firms. Mr. Johnston served on the Compensation Committee through December 13, 1996.

COMPENSATION OF DIRECTORS

            Each director of the Company who is not also an executive officer of the Company receives (a) an annual retainer of $7,000; (b) a $500 fee for attendance at each Board Meeting; and (c) a $250 fee for attendance at each Committee Meeting. In addition, under the 1996 Incentive Stock Plan, outside directors receive a stock option for 200 shares and a restricted stock grant for 200 shares of the Company's Common Stock each year beginning in 1996 as part of their compensation for Board service. Each outside director also will be reimbursed for usual and ordinary expenses of meeting attendance. A director who is also an executive officer of the Company receives no additional compensation for serving as a director.

CERTAIN RELATIONSHIPS

            See "Compensation Committee Interlocks and Insider Participation" for information relating to Mr. Johnston's relationship to the Company.

EXECUTIVE COMPENSATION

            The following table lists all compensation paid or accrued by the Company for services in all capacities to each person who served as Chief Executive Officer of the Company during the year ended December 31, 1996 and the Company's three most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus for the year ended December 31, 1996 exceeded $100,000. Figures are given for compensation paid or accrued by the Company for the fiscal years ended December 31, 1996, 1995 and 1994 for Messrs. Hornbeak and Clark; for the fiscal years ended December 31, 1996 and 1995 for Mr. Glaeser who first became an executive officer of the Company in 1995; and for the fiscal year ended December 31, 1996 for Messrs. Dreyfuss and Mishoe who first became Chief Executive Officer and Chief Financial Officer, respectively, of the Company in 1996.



                                                   SUMMARY COMPENSATION TABLE
                                                   --------------------------

                                               Annual Compensation                         Long Term Compensation
                                           ---------------------------                     ----------------------
                                                                                   RESTRICTED  SECURITIES
            NAME, AGE AND                                           OTHER ANNUAL     STOCK     UNDERLYING      ALL OTHER
         PRINCIPAL POSITION            YEAR   SALARY    BONUS($)    COMPENSATION   AWARDS($)   OPTIONS(#)   COMPENSATION($)
         ------------------            ----   ------    --------    ------------   ---------   ----------   ---------------

ARNOLD H. DREYFUSS (68)                1996   $ 42,115      ----           ----    $   41,125(1)       200(2)   $   11,647(3)
CHIEF EXECUTIVE  OFFICER AND CHAIRMAN  1995       ----      ----           ----          ----         ----            ----
OF THE BOARD                           1994       ----      ----           ----          ----         ----            ----

THOMAS M. MISHOE, JR. (44)             1996    104,154      ----         24,444(4)       ----       12,000            ----
CHIEF FINANCIAL OFFICER,               1995       ----      ----           ----          ----         ----            ----
VICE PRESIDENT, SECRETARY & TREASURER  1994       ----      ----           ----          ----         ----            ----

NEAL D. GLAESER (36)                   1996    105,938      ----           ----          ----       14,224           3,178(6)
VICE PRESIDENT - SALES                 1995     96,194    41,427           ----        10,348(5)     5,000           2,886(6)
                                       1994       ----      ----           ----          ----         ----              ----

CARL D. HORNBEAK (57)                  1996    109,925      ----           ----          ----       14,223           3,298(6)
VICE PRESIDENT - OPERATIONS            1995    105,418    25,645           ----         6,406(5)     6,000           2,905(6)
                                       1994    100,975    20,000           ----         5,453(5)         0           3,029(6)

DAVID V. CLARK (57)                    1996    174,994      ----           ----          ----       52,250(7)      514,828(7)
FORMER CHIEF EXECUTIVE OFFICER,        1995    197,500    74,964           ----        18,725       20,000(7)        5,870(6)
PRESIDENT AND CHAIRMAN OF THE BOARD    1994    183,333    60,000           ----        16,400            0           5,083(6)


--------------------------

(1) Reflects an automatic award of 200 shares made to Mr. Dreyfuss on May 2, 1996 as an outside director under the 1996 Incentive Stock Plan and an award of 2,500 shares made as of September 19, 1996, upon Mr. Dreyfuss' appointment as Chief Executive Officer to fill the vacancy created by Mr. Clark's resignation. The May 2, 1996 award vests three years from the grant date and the September 19, 1996 award vests in four installments, the first 1,000 shares vests six months from the grant date, with the remaining three installments of 500 shares each to vest when the market price (average of 20 consecutive trading days) of the Company's Common Stock reaches $10.50, $12.00 and $13.00 per share respectively. At December 31, 1996, Mr. Dreyfuss' aggregate restricted stock holdings were 2,700 shares with a year-end value of $30,038.

(2) Reflects options granted to Mr. Dreyfuss on May 2, 1996 as an outside director under the 1996 Incentive Stock Plan.

(3) Reflects amounts paid to Mr. Dreyfuss for his service as an outside director prior to this appointment as Chief Executive Officer. See "Compensation of Directors" for additional information.

(4) Of the total amount reported as "Other Annual Compensation" for Mr. Mishoe, $19,912 is attributable to relocation expenses in connection with his employment by the Company.

(5) (a) At December 31, 1996, Mr. Glaeser's aggregate restricted stock holdings were 733 shares with a year-end value of $8,155. Mr. Hornbeak's aggregate restricted stock holdings were 950 shares with a year-end value of $10,569.

         (b) The restricted stock awards reflected in the Summary Compensation Table for Messrs. Glaeser and Hornbeak vest as follows: the grants made for 1995 vest December 31, 1998, and the grants made for 1994 vest on February 24, 1998. During the period of restriction, the executives have the right to vote the shares and to receive dividends on the shares of restricted stock as and when paid on the Company's Common Stock.

(6)      Reflects the Company's matching contributions to its savings plan.

(7) For Mr. Clark, the amount reported as "All Other Compensation" for 1996 reflects the Company's matching contribution to its savings plan of $4,850 and $509,978 of accrued severance benefits, encompassing salary for 24 months of $440,000, 1996 unused vacation pay of $15,230, medical and dental benefits for 24 months of $10,748 and executive placement services of $44,000. All options lapsed upon Mr. Clark's resignation. See "Certain Agreements" for additional information relating to Mr. Clark's resignation.

         The following table sets forth information regarding option grants made during the year ended December 31, 1996 for each of the named executive officers.



                                      OPTIONS GRANTED IN LAST FISCAL YEAR
                                      -----------------------------------

                                              INDIVIDUAL GRANTS
                                              -----------------

                                                                                                      POTENTIAL REALIZABLE VALUE
                          NUMBER OF          PERCENTAGE OF                                              AT ASSUMED ANNUAL RATES
                         SECURITIES          TOTAL OPTIONS         EXERCISE                            OF STOCK PRICE APPRECIATION
                         UNDERLYING           GRANTED TO            PRICE                                   PER OPTION TERM(5)
                           OPTIONS           EMPLOYEES IN            PER           EXPIRATION              -----------------
                           GRANTED               1996              SHARE($)           DATE                  5%               10%
                           -------               ----              --------           ----                -----             -----

Arnold H. Dreyfuss           200(1)               ----             $21.25            5/2/06           $   2,672          $    6,774

Thomas M. Mishoe, Jr.      2,000(2)                 5%              18.75            2/23/06             23,580              59,760
                          10,000(3)                10%              18.75            2/23/06            117,900             298,800

Neal D. Glaeser            4,224(2)                10%              18.75            2/23/06             49,801             126,213
                          10,000(3)                10%              18.75            2/23/06            117,900             298,800

Carl D. Hornbeak           4,223(2)                10%              18.75            2/23/06             49,789             126,183
                          10,000(3)                10%              18.75            2/23/06            117,900             298,800

David V. Clark            12,250(4)                29%              18.75            2/23/06            144,428             366,030
                          40,000(4)                40%              18.75            2/23/06            471,600           1,196,200

------------------------

(1) Options granted to Mr. Dreyfuss were granted on May 2, 1996 for his service on the Board of Directors, prior to being named Chief Executive Officer, and became exercisable on November 2, 1996.

(2) Grants were made under the Company's 1992 Incentive Stock Plan and become exercisable in increments of one-third each of the shares subject to option on the second, third and fourth anniversaries of the February 23, 1996 grant date.

(3) Grants were made under the Company's 1996 Incentive Stock Plan and become exercisable in increments of one-fourth each, the first on November 1, 1996, and the second, third and fourth when and if the market price of the Company's Common Stock has reached or exceeded pre-established prices.

(4) Stock options granted to Mr. Clark lapsed upon his resignation. See "Certain Agreements" for additional information relating to Mr. Clark's resignation.

(5) The dollar amounts under these columns are the result of calculations at assumed rates of stock price appreciation set by the Securities and Exchange Commission. The dollar amounts shown are not intended to forecast possible future price appreciation, if any, for the Company's Common Stock.

         The following table sets forth information regarding year-end option values at December 31, 1996 for each of the named executive officers.




                          FISCAL YEAR-END OPTION VALUES
                          -----------------------------


                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED
                                                         OPTIONS AT FY-END
                           NAME                     EXERCISABLE/ UNEXERCISABLE
                           ----                     --------------------------

               Arnold H. Dreyfuss                             200/0
               Thomas M. Mishoe, Jr.                        5,000/7,000
               Neal D. Glaeser                              9,334/15,890
               Carl D. Hornbeak                            19,800/17,723
               David V. Clark                                   0/0



               The columns "Number of Shares Acquired on Exercise" and "Value Realized" have been omitted because no options were exercised by the named executive officers during the year ended December 31, 1996. The column "Value of Unexercised In the Money Options/SARS at FY-End" has been omitted because all of the options held by the named executive officers were at exercise prices greater than the closing market price of the Company's shares of $11.125 at December 31, 1996.

RETIREMENT BENEFITS

            The following table sets forth information related to the annual benefits payable upon retirement under the Company's defined benefit pension plans to persons with the specified final average earnings and years of service as a salaried employee of the Company, assuming a continuation of service and 1996 compensation to age 65, retirement at age 65, and an annual accrual rate of 1.5% of average annual earnings, and without regard to the compensation limitations under Internal Revenue Code (IRC) 401(a)(17) or the benefit limitation of IRC 415. The benefits set forth below are not subject to any deduction for social security or other offset amount.


                                                                     PENSION PLAN TABLE
                                                                     ------------------

                                                                          YEARS OF SERVICE
                                       -------------------------------------------------------------------------------------------
                                                               AMOUNT OF ANNUAL RETIREMENT BENEFIT
                                       -------------------------------------------------------------------------------------------
                 AVERAGE
            ANNUAL EARNINGS                15                    20                       25                30                35
            ---------------                --                    --                       --                --                --
                $125,000               $  28,125             $  37,500               $  46,875         $  56,250         $  65,625
                $150,000                  33,750                45,000                  56,250            67,500            78,750
                $175,000                  39,375                52,500                  65,625            78,750            91,875
                $200,000                  45,000                60,000                  75,000            90,000           105,000
                $225,000                  50,625                67,500                  84,375           101,250           118,125
                $250,000                  56,250                75,000                  93,750           112,500           131,250
                $300,000                  67,500                90,000                 112,500           135,000           157,500
                $400,000                  90,000               120,000                 150,000           180,000           210,000
                $450,000                 101,250               135,000                 168,750           202,500           236,250
                $500,000                 112,500               150,000                 187,500           225,000           262,500


      "Average Annual Earnings" is an employee's highest five consecutive year average total cash compensation within the last 10 years (which is salary, incentive awards and Savings Plan as such amounts are shown under the respective salary, bonus and other compensation columns in the Summary Compensation Table.)

            The Company established two substantially identical pension plans in 1992, covering salaried employees age 21 or over with one year of service. Salaried employees who are not officers are covered by the tax-qualified plan, and officers are covered by the non-qualified plan.

            Credited years of service for the executive officers named in the Summary Compensation Table on page 6 as of December 31, 1996 are Arnold
H. Dreyfuss - .2; Thomas M. Mishoe, Jr. - .8; Neal D. Glaeser - 4.7; Carl D. Hornbeak - 4.7, and David V. Clark - 4.5.

CERTAIN AGREEMENTS

            The Company entered into severance agreements with Messrs. Clark and Hornbeak in May, 1991. These agreements were replaced in 1994 by new agreements which renew annually unless terminated by the Company by notice given 60 days prior to expiration of the current term. The Company also entered into severance agreements with Messrs. Mishoe and Glaeser upon their being named executive officers of the Company. The agreements provide that termination compensation will be paid if the executive's employment is terminated by the Company within three years after a change in control other than for cause (as defined in the agreements) or upon the death, permanent disability, or retirement of the executive if the executive voluntarily terminates his employment for "good reason" (as defined in the agreements). "Change in control" is defined generally to include (i) an acquisition of 20% of the Company's voting stock, (ii) certain changes in the composition of the Company's Board of Directors, (iii) shareholder approval of certain business combinations or asset sales in which the Company's historic shareholders hold less than 60% of the resulting or purchasing company or (iv) shareholder approval of the liquidation or dissolution of the Company. Termination compensation consists of a cash payment equal to approximately three times the average annual compensation paid to the executive for the three most recent taxable years of the Company ending prior to the change in control. In addition, the agreements provide for the continuation of certain medical, life and disability benefits.

            Pursuant to an agreement reached between the Company and David V. Clark on September 19, 1996, Mr. Clark resigned as President, Chief Executive Officer and a director of the Company effective that day. Under the agreement, subject to certain conditions, for a period of 24 months Mr. Clark will receive semi-monthly payments based on his base salary as of September 19, 1996 (which was $220,000 per year) and the continuation of medical and dental benefits. In addition, the Company agreed to pay Mr. Clark for any remaining unused 1996 vacation, to provide him with the option of purchasing the car leased by the Company for his benefit at the price stipulated in the lease agreement, to accelerate the vesting of 3,492 shares of restricted stock by terminating the remaining restrictions effective September 19, 1996 and to contribute for a period not to exceed two years up to a maximum of $44,000 toward executive placement services for Mr. Clark. See also "All Other Compensation" in the Summary Compensation Table on page 6 for further information. In connection with the benefits to be provided under the agreement, Mr. Clark executed a general release of all claims against the Company. Upon his resignation Mr. Clark forfeited options with respect to 115,550 shares of the Company's Common Stock pursuant to the terms of the option grants previously awarded to Mr. Clark under the Company's 1992 and 1996 Incentive Stock Plans. These shares will be available for new awards under the Plans.

            The Company also has entered into agreements with Messrs. Mishoe, Glaeser and Hornbeak (and certain other employees) which provide for a severance payment to any such individual in an amount generally equal to 12 months' salary if, within 12 months of January 31, 1997, the Company employs a new president and/or chief executive officer from outside of the Company, who, at the time or within 6 months of being employed, terminates the individual, or materially and adversely alters the terms of such individual's employment.

COMPENSATION COMMITTEE REPORT ON 1996 EXECUTIVE COMPENSATION

            The Compensation Committee (the "Committee") administers the Company's various compensation plans, including its stock incentive plans and its annual senior management incentive bonus plan. In addition, it is responsible for establishing the compensation levels of members of senior management and evaluates the performance of management.

BASE SALARIES

            During 1996, the Committee made adjustments to the base salaries of four of the Company's executive officers. Mr. Clark's base salary was increased, effective March 1, 1996, by $20,000 to $220,000. This and other 1996 increases in base salaries (which amounted to an approximate 7.2% increase in base compensation for all officers, excluding one newly elected officer) were made in view of the Company's record earnings and sales performance in 1995 and also in view of a 1994 study by the Company's management compensation consultant, William M. Mercer, Incorporated. The Mercer Report was based upon salaries for similar positions in certain companies (not identified in the Mercer Report) deemed comparable by Mercer to the Company for compensation purposes. The Mercer study was based upon a variety of published compensation survey sources. In making adjustments to base salaries, the Committee did not undertake to measure the Company's performance against the performance of other companies reflected in the Mercer report as it did not have information on the identities or performance of such companies. Data furnished by Mercer had indicated that the Company's base salary compensation for the CEO was at approximately 83% of a market average base salary for one group of comparable companies (based on gross revenues), and 63% of market average for a second group of slightly larger companies. Total cash compensation for the CEO position (salary and bonus) was at approximately a market average for the first group of comparable companies, and at approximately 78% for the second group. Other officer base salaries were within a range of 93%-97% of market average for base salaries for the group of smaller companies, and were above average (104%-121%) for total cash compensation for that group, with the exception of one position. Comparisons to the group of larger companies were significantly less favorable. The Company has generally tried to bring its base salaries and total cash compensation for officers in line with market averages for what it perceives to be comparable smaller companies in the food industry. In fixing Mr. Clark's base compensation for 1996, the Committee was not trying to set compensation in respect to any specific average figure previously reported by

Mercer, but was trying to bring Mr. Clark's base compensation closer to the median CEO compensation figures as reported by Mercer. In fixing base compensation, the Committee also considered the range of bonus compensation that might be awarded to members of senior management under the senior management incentive plan described below.

            Upon Mr. Clark's resignation in September, 1996, Arnold Dreyfuss, a director, was elected Chairman of the Board and Chief Executive Officer. The Committee (with Mr. Dreyfuss not participating) recommended and the Board approved an annualized salary for Mr. Dreyfuss of $150,000 per year, plus an award, as described in the Summary Compensation Table, of 2,500 shares of restricted stock from the 1996 Stock Incentive Plan. Mr. Dreyfuss' salary was set based solely upon discussion with Mr. Dreyfuss and consideration by the Committee of the responsibilities to be assumed by Mr. Dreyfuss pending the Company's selection of a new President.

1996 SENIOR MANAGEMENT INCENTIVE PLAN

            In 1996, the Committee approved, and the Board ratified, a 1996 senior management incentive plan, similar in design to that utilized in 1995. Under the plan as adopted for 1996, the incentive award for the chief executive officer was targeted at minimum/maximum levels of 0%-120% of base salary, depending solely upon the achievement of profit targets before incentive payment and income taxes ("Net Profit"). Senior management awards were targeted at minimum/maximum levels of 0%-40% of base salary for Company performance measured by Net Profits and 0%-60% of base salary for individual performance, measured by specific individualized goals and objectives established by the Chief Executive Officer and reviewed by the Committee. Also, the plan provided that if annual incentive awards for executive officers were equal to or exceeded $5,000, the individual would receive an additional amount equal to 25% of the incentive award, payable in shares of the Company's Common Stock. Such shares would be awarded in the form of restricted stock awards subject to vesting 36 months after the end of the year for which such award was made. The Net Profit targets for 1996 were based upon a combination of prior year's results of operations, internal Company forecasts for 1996 and percentage increases over prior year's performance. Net Profit for the Company for 1996 did not exceed the threshold level contemplated by the Plan for awards to the officers of the Company. Accordingly, no awards were made under the Plan for 1996.

1992 AND 1996 INCENTIVE STOCK PLANS

            At the time the Company became a public company in April, 1992, management held abnormally low ownership interests in the Company because of the prior controlling ownership by Reynolds Metals Company. From time to time, this issue has been raised as a concern by various institutional shareholders since the Company's initial public offering. As a result, the Committee and the Board have continued to believe it is important to increase management's equity stake in the Company as a part of the Company's overall compensation policies, although the Committee has not targeted any specific levels of ownership in making such awards. Awards with respect to the Chief Executive Officer are made by the Committee and awards for all the other executive officers are made by the Committee in consultation with the Chief Executive Officer.

            In February, 1996, the Committee determined to make awards under the 1992 Incentive Stock Plan to increase management's equity stake in the Company to levels more in accord with a group of comparable size companies as determined by a Mercer compensation study. (Again, the identities of the specific companies considered by Mercer for this purpose were not disclosed by Mercer). Accordingly, the Committee granted non-qualified stock options on 34,311 shares of the Company's Common Stock to officers and members of senior management, including a grant of 12,250 shares to Mr. Clark, and authorized the grant of non-qualified stock options on an additional 5,400 shares of the Company's Common Stock to non-management employees at the discretion of the Chief Executive Officer. All such option awards were made at an exercise price equal to the closing price on the date of grant ($18.75 per share). Option awards made in February, 1996, under the 1992 Plan, become exercisable in increments of one-third each of the shares subject to option on the second, third and fourth anniversaries of the February 23, 1996 award date.

        In February, 1996, in view of the small number of shares remaining available for award under the 1992 Stock Incentive Plan, the Committee also recommended, and the Board and subsequently the shareholders approved, a new 1996 Stock Incentive Plan comprising an additional 200,000 shares of the Company's Common Stock. In view of the continuing concern regarding management's relatively low ownership interest in the Company, the Committee determined to recommend to the Board a combination of front-end loaded regular grants and performance vesting stock options contingent upon shareholder approval of the 1996 Plan. The Committee recommended and the Board granted 100,000 shares of non-qualified stock options to officers and members of senior management, including a grant of 40,000 shares to Mr. Clark. All of the option shares were awarded at an exercise price equal to the fair market value ($18.75) on the date of the Board's grant. One quarter of the shares awarded became exercisable six months after the grant date, and the remaining three-quarters become exercisable when and if the market price of the Company's Common Stock increases 10%, 20% and 30%, respectively, over the grant date fair market value ($20.625, $22.50 and $24.375, respectively). The threshold price is considered to have been met when the average closing price of the Company's Common Stock is equal to or greater than the threshold price for a period of 20 consecutive trading days. The Committee concluded that this approach offered the most immediate reasonable means of addressing the issue of management's relatively low ownership interest in the Company while at the same time providing appropriate incentive for management to work to increase the market value of the Company's Common Stock.

            Upon Mr. Clark's resignation in September, 1996, all stock option awards made to him under the 1992 and 1996 Plans (totaling 115,550 shares) lapsed and became available for grant as new awards to others.

SECTION 162(M) CONSIDERATIONS

            The Committee has not given significant consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which was enacted in 1993. Under this provision, beginning in 1994 a publicly held corporation is not permitted to deduct compensation in excess of one million dollars per year paid to the chief executive officer or any one of the other named executive officers except to the extent the compensation was paid under compensation plans meeting certain tax code requirements. The Committee has noted that the Company does not currently face the loss of this deduction for compensation. The Committee nevertheless has determined that, in reviewing the design of and administering the executive compensation program, the Committee will continue in the future to seek to preserve the Company's tax deductions for executive compensation unless this goal conflicts with the primary objectives of the Company's compensation program.


                       1996 Compensation Committee

                       Arnold H. Dreyfuss, Chairman (until September 19, 1996)
                       F. Claiborne Johnston, Jr. (until December 13, 1996) Wilson H. Flohr

PERFORMANCE GRAPH

            Securities and Exchange Commission regulations require the Company to include in its proxy statement the following Performance Graph. As required by the regulations, the Graph shows the percentage change in the total return on the Company's Common Stock during its initial 57 months as a public company, from March 30, 1992 to December 31, 1996. The Graph is based on the initial public offering price of $17.00 on March 30, 1992 and the closing price of $11.125 on December 31, 1996. The Company's Common Stock price ranged from a low of $7.50 to a high of $24.50 between March 30, 1992 and December 31, 1996. The closing price for the stock on March 27, 1997 was $12.375.

                  The Graph assumes $100 invested on March 30, 1992 in the Company, the NASDAQ Stock Market Index, an industry index for the ice cream and frozen dessert business ("Industry Index") and the Peer Issuer Group and shows the total return on such an investment, assuming reinvestment of dividends, as of December 31, 1996. The Industry Index, included for the first time this year, includes companies in SIC Code 2024 (ice cream and frozen desserts). In addition to the Company, the Industry Index currently includes: Action Products International, Ben & Jerry's Homemade, Inc., Dreyer's Grand Ice Cream, Integrated Brands, Inc., International Yogurt Company, Suiza Foods Corporation, TCBY Enterprises, Inc. and Tofutti Brands, Inc. The Company has determined that it would be appropriate to replace the Peer Issuer Group with the Industry Index next year. The Company believes the Industry Index includes a more representative group of comparable companies than the Peer Index Group and provides a more meaningful measure of the Company's overall performance. The Peer Issuer Group, included this year for comparative purposes, includes Ben & Jerry's Homemade, Inc., Dreyer's Grand Ice Cream, Inc., Goodmark Foods, Inc., Hershey Foods, Inc., and J&J Snack Foods, Inc.


                                    [GRAPH]

                     Comparison of Cumulative Total Return
  Among Eskimo Pie, Nasdaq Market Index, Peer Issuer Group, and Industry Index


                  3/31/92   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96

Eskimo Pie          100       98.53     105.18     110.29     107.35      65.47
Nasdaq              100      106.08     127.25     133.60     173.29     215.34
Peer Group          100      115.59     125.81     123.72     168.23     221.31
Industry Index      100       87.32      90.38      95.90     111.26      95.51

Section 16(a) Beneficial Ownership Reporting Compliance

            Based on a review of reports of changes in beneficial ownership of the Company's Common Stock and written representations furnished to the Company, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 1996, except for a Form 3 filing for Ms. McBee which was inadvertently filed 17 days late.

Ratification of the Selection of Independent Auditors

            Ernst & Young LLP has been selected as independent auditors for the Company for the fiscal year ending December 31, 1997, subject to ratification by the shareholders.

            If not otherwise specified, proxies will be voted in favor of ratification of the appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Shareholder Proposals for 1998 Annual Meeting

            The 1998 annual meeting of Shareholders will be held on May 6, 1998. Under applicable law, the Board of Directors need not include an otherwise appropriate shareholder proposal (including any shareholder nominations for director candidates) in its proxy statement or form of proxy for that meeting unless the proposal is received by the Secretary of the Company at the Company's principal place of business on or before November 27, 1997. In addition, the Company's Bylaws prescribe certain procedures which must be followed, including certain advance notice requirements, in order for a proposal to be properly before a shareholder meeting. Any shareholder desiring a copy of the Bylaws will be furnished one without charge upon written request to the Secretary.

Other Matters

            As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

Annual Report on Form 10-K

            A copy of the Company's annual report on form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 1996 can be obtained without charge by writing to the Corporate Secretary at 901 Moorefield Park Drive, Richmond, Virginia 23236. The Form 10-K may also be accessed by viewing the Company's home page on the worldwide web at www.eskimopie.com.


                              By Order of the Board of Directors


                          /s/ THOMAS M. MISHOE, JR.
                              ---------------------
                              Thomas M. Mishoe, Jr.
                              Vice President,
                              Secretary & Treasurer

PROXY

                             ESKIMO PIE CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Arnold H. Dreyfuss, Thomas M. Mishoe, Jr. and F. Claiborne Johnston, Jr. jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Eskimo Pie Corporation to be held on May 7, 1997, or any adjournment thereof.

1. Election of Directors to serve until 1998 Annual Meeting of Shareholders

[ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY
    (except as written on          to vote for all
    the line below)                nominees listed below

   Nominees: Terrence D. Daniels, Arnold H. Dreyfuss, William M. Fariss, Jr.,
      Wilson H. Flohr, Jr., F. Claiborne Johnston, Jr. and Judith B. McBee

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE LISTED ABOVE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

______________________________________________________________________________

                             (CONTINUED ON REVERSE)

2. Ratification of the designation of Ernst & Young LLP as independent auditors for the Corporation and its subsidiaries for the current fiscal year.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon any other business that may come before the meeting or any adjournment thereof.

    Unless otherwise specified in the squares provided, the undersigned's vote will be cast for items 1 and 2. If, at or before the time of the meeting, any of the nominees listed above has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees. This proxy may be revoked at any time prior to its exercise.

                                              ------------------------------
                                                          Signature

                                              ------------------------------
                                                          Signature

                                              Dated:                  , 1997

         (In signing as Attorney, Administrator, Executor, Guardian or
                    Trustee, please add your title as such.)